SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 10

                   General Form for Registration of Securities
                       Pursuant to Section 12(b) or (g) of
                       the Securities Exchange Act of 1934


                   Western Pennsylvania Adventure Capital Fund
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                            25-1792727
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

   4516 Henry Street, Pittsburgh, PA                                15213
(Address of principal executive offices)                          (Zip Code)

               Registrant's telephone number, including area code
                                 (412) 578-3481


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                    Name of each exchange on which
to be so registered                    each class is to be registered

    (None)                                     (Not applicable)


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
                                (Title of Class)

Item 1.     Business

     Western Pennsylvania Adventure Capital Fund (the "Registrant" or the "Fund") is a Pennsylvania corporation which was incorporated on May 23, 1996 and has conducted no active business operations. The Fund has been formed to become a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund is a closed-end non-diversified company, as that term is defined in the 1940 Act.

     Management believes that the Fund will be positioned to take advantage of investment opportunities which become available with development stage companies located in Western Pennsylvania due to its anticipated close ties, through the Fund's investment adviser, to the technology transfer functions at the areas two main research institutions, the University of Pittsburgh and Carnegie Mellon University, the Commonwealth of Pennsylvania's Ben Franklin partnership and other economic development agencies.

Investment Objective

     The objective of the Fund is to seek to achieve long-term appreciation in the value of the shares of the Fund's common stock (the "Shares") through appreciation in the value of the securities (the "Portfolio Securities") it holds in eligible portfolio companies (the "Portfolio Companies"), including through the reinvestment of interest, dividends and distributions from Portfolio Companies and the proceeds from the sale of its Portfolio Securities. The Fund intends to reinvest rather than distribute to investors receipts from its portfolio. No assurance can be given that the Portfolio Companies will ever realize gains or generate cash upon the sale, financing or refinancing of assets or issue dividends or make other distributions, or that the Portfolio Securities will ever achieve a market value in excess of the price paid by the Fund.

Investment Policies

     Fundamental Investment Policies. The Fund intends to make capital available to companies that management believes offer significant profit potential for long-term capital appreciation. The Fund intends to invest primarily in the equity and/or debt securities of development stage companies located in Western Pennsylvania. The Fund will seek to identify companies with annual sales of less than $1 million which, in the opinion of management, have the potential within five years to achieve annual sales of at least $5 million, or an internal rate of return on invested capital of in excess of 30%. However, the Fund may invest in Portfolio Companies which have higher initial sales or which do not meet these specified financial targets if management of the Fund otherwise believes that the investment offers the potential for long-term capital appreciation.

     The Fund does not have a policy of investing any specified percentage of its assets in debt or equity securities, and may invest 100% of its assets in either type of security.

     The Fund generally intends to invest from $50,000 to $250,000 per Portfolio Company, but is not prohibited from making larger or smaller investments if management of the Fund believes that it is in the interest of the Fund to do so. For instance, the Fund may make an initial investment within the above range and later find it necessary to make a "follow-on" investment if management determines that additional financing is required to enable a particular Portfolio Company to continue its operations or to complete an important contract or research and development project or the like. Accordingly, although

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it is a policy of the Fund to seek to diversify its investments, the Fund is not prohibited from investing more than 10% of its funds available for investment in the Portfolio Securities of a single issuer. In certain circumstances, the Fund may invest in particular Portfolio Companies on an installment, phase-in or staged basis with subsequent installments conditioned upon the Portfolio Company achieving specified performance milestones.

     In pursuit of the Fund's objectives and policies, management of the Fund will endeavor (but shall not be required) to make its investments in conjunction with a consortium of investment partners. Such investment partners may include individual investors, private nonprofit or for-profit companies or foundations, and federal, state or local public, quasi-public or publicly-supported economic development organizations, agencies or authorities which provide investment capital or low interest or other financing for economic development.

     The Fund has no policy with respect to concentrating in a particular industry or group of industries nor with respect to investing in a company with any particular investing partner. The Fund intends to invest all or substantially all of its available assets (except assets invested in short-term obligations as described under "-- Interim Investments") in companies which are headquartered or conduct significant operations in Western Pennsylvania. Furthermore, except for such short-term investments, the Company intends initially to invest only in Portfolio Companies which constitute "eligible portfolio companies" within the meaning of such term under the 1940 Act. Generally, "eligible portfolio securities" are companies the securities of which are not publicly-traded. However, the Fund shall be permitted to make additional investments (including "follow-on" investments) of up to 30% of its assets in the Portfolio Securities of companies which are not "eligible portfolio companies" so long as they were "eligible portfolio companies" when the Fund originally invested in them. Such investments may be made through the exercise of warrants, the conversion of convertible debt securities, the purchase of debt or equity securities from the issuer or any holder of such securities or in any other manner permitted under the applicable provisions of the 1940 Act and the investment policies of the Fund.

     Change in Investment Objective or Policies. All Fund policies and objectives are determined by the Fund's management without shareholder approval, except as may be required by the 1940 Act. However, the Fund will not change its investment objective or policies or withdraw its election as a business development company under the 1940 Act without the approval of the holders of a majority of the shares of Common Stock then outstanding.

     Participation in Portfolio Company Management. The Fund will offer to make available to each Portfolio Fund in which it invests significant managerial assistance, and, if accepted, will provide significant guidance and counsel concerning the management, operations or business objectives or policies of the Portfolio Company.

     Generally, if the Fund's investment is to be significant, the Fund will seek to require as a condition to investing in any Portfolio Company that the Fund (or a consortium member or investment partner) have at least one designee to the board of directors of the Portfolio Company.

     To the extent circumstances require, the Fund may have additional involvement with the operations of its Portfolio Companies. Additionally, the Fund may in some circumstances, elect to require the Portfolio Company to allow the Fund to have greater controls over its operations by reviewing its operational plans, making approvals regarding major capital expenditures or significant leases or contracts and instituting other policies that may be necessary for the effective management of the Portfolio Company. The Fund will maintain regular contact with each Portfolio Company through at least quarterly (and, in some cases, monthly) reporting requirements and at least annual site visits.

     Selection of Investments. Candidates for investment ("Investment Candidates") will initially be identified by the Fund's investment adviser, The Enterprise Corporation of Pittsburgh ("Enterprise") or introduced by other sources. If Enterprise believes that an Investment Candidate satisfies the Fund's investment criteria, Enterprise will conduct such due diligence review as it deems appropriate under the circumstances in order to be able to make preliminary recommendations to the Board. In the event that the Board determines that the Fund should pursue an Investment Candidate, Enterprise will conduct further discussions with the Investment Candidate and potential investment partners to attempt to agree upon an investment structure or strategy. The Fund will seek to make its investments in conjunction with a consortium of investment partners such as individual investors, private nonprofit or for-profit companies or foundations, and federal, state or local public, quasi-public or publicly-supported economic development organizations, agencies or authorities which provide investment capital or low interest or other financing for economic development.

     In many cases, it is expected that prospective investors outside of the Fund will take the leading role in the negotiations of terms. If the parties reach agreement on a plan for the Fund to purchase Portfolio Securities, it is generally expected that a letter of intent will be presented to the Board by Enterprise for consideration. If approved by the Board, it is expected that Enterprise will direct the Fund's efforts in satisfying any conditions to closing, including, among other things, full due diligence review.

     Interim Investments. Pending investment or reinvestment in Portfolio Securities or other use of the net proceeds of the Offering, such proceeds will be invested in cash equivalents, Government securities or high quality debt securities maturing in one year or less from the date of investment, including certificates of deposit and deposits in interest-bearing savings accounts.

Item 2. Financial Information

     See Item 13 hereof for the Company's financial statements.

     The Fund has no historical performance for management to discuss and analyze. The Fund is using the proceeds of $2,500 from the sale of 250,000 shares of common stock at $0.01 per share to Enterprise in connection with its services in organizing the formation and development of the Fund (the "Founder's Shares") for working capital purposes. The Fund intends to obtain capital principally for investment in Portfolio Securities by offering 5,000,000 shares of its common stock at $1.00 per share in an initial offering of its shares pursuant to Regulation E (the "Initial Offering") under the Securities Act of 1933, as amended (the "1933 Act").


Item 3. Properties

     The Fund does not own or lease any physical property or other tangible assets.

Item 4. Security Ownership of Certain Beneficial Owners and Management


                                      4

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     In connection with its services in organizing the formation and development of the Fund, Enterprise purchased 250,000 shares of Common Stock for $.01 per Share. As of October 7, 1996, Enterprise is the sole shareholder of the Fund and, accordingly, would be deemed to control the Fund. Enterprise's address is 4516 Henry Street, Pittsburgh, Pennsylvania 15213.

Item 5. Directors and Executive Officers

Management

     The Fund's Board of Directors, which will be elected by the shareholders annually, will have responsibility for management of the Fund, including authority to select Portfolio Securities for investment by the Fund. The Board will be advised by the officers of the Fund and by Enterprise. Enterprise will screen potential Portfolio Companies and present them to the Fund's Board for investment consideration, conduct due diligence reviews of investment candidates and manage the day-to-day operations of the Fund including, portfolio management, preparing reports to shareholders and performing administrative services. The recommendations of Enterprise as to investments are advisory only and will not be binding on the Fund or its Board of Directors.

Directors and Executive Officers

     The following table and text sets forth the names and ages of all directors and executive officers of the Fund and their positions and offices with the Fund as of October 7, 1996. All of the directors will serve until the next annual meeting of the shareholders and until their successors are elected and qualified or their earlier death, retirement, resignation or removal. Officers serve at the discretion of the Board of Directors. A brief description of the business experience of each director and executive officer during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws, is also provided. There are no family relationships among directors and executive officers.


Name                             Title                      Director Since

G. Richard Patton                President and Director     June 1, 1996

Alvin J. Catz                    Treasurer and Director     June 1, 1996

William F. Rooney                Secretary and Director     June 1, 1996

Philip Samson                    Director                   June 1, 1996

Douglas Schofield                Director                   June 1, 1996


     G. Richard Patton, President and Director. Dr. Patton holds a Ph.D. in Strategic Management and an M.S. in Industrial Administration from the Krannert Graduate School of Management, Purdue University, and a B.S. in Chemistry from the University of Michigan.

     From 1978-1981, Dr. Patton was Vice-President and Chief Administration Officer of the Mellon Institute in Pittsburgh and a senior staff member of the Energy Productivity Center in Washington, D.C.


                                      5

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In 1976,  Dr. Patton was the recipient of the first General  Electric  Award for
Outstanding Research in the field of strategic planning.

     Dr. Patton has been a faculty member of the University of Pittsburgh's Joseph M. Katz Graduate School of Business since 1976, and is currently an Associate Professor. He teaches in the area of strategic management, planning and control systems and entrepreneurship and new venture management in graduate and executive programs. He also taught at Carnegie Mellon University's Graduate School of Industrial Administration and at Chulalongkorn University's Graduate Institute of Business Administration in Bangkok, Thailand.

     Dr. Patton is currently an active consultant, with clients that include Fortune 500 firms, family-owned firms, new ventures, and research and industry associates in the U.S., Europe and Asia. His consulting activities include executive development programs, strategy development, strategic planning systems design and development, competitive analysis, technology and market assessment and new venture analysis and start-up. He also currently serves as the Chairman of the Board for several companies.

     Alvin J. Catz, Treasurer and Director. Mr. Catz is currently a principal with Catz Consulting Associates, Inc. The firm offers services in the areas of finance/accounting and computers/data processing. He is actively involved in assisting new ventures in all aspects of their early stage development including business plans, financing, organizational, and other typical start-up related issues.

     Mr. Catz has over 25 years of diversified business and financial experience including management consulting, Fortune 500 Corporation Financial Officer, and major certified public accounting firm management. Mr. Catz's background offers an unusual combination of major mature company experience and dynamic smaller growth company experience. This experience includes over five years as Corporate Controller with H. J. Heinz Company in Pittsburgh, Pennsylvania. As Corporate Controller, he was responsible for internal and external accounting and financial reporting, accounting/internal control systems, financial policies, and coordination of employee benefit plans.

     Prior to joining Heinz in 1974, Mr. Catz served as Assistant Corporate Controller for KDI Corporation ("KDI") in Cincinnati, Ohio, a conglomerate with interests in defense, recreation, manufacturing and distribution. His earlier experience includes serving as a Group Financial Manager with Cincinnati Milacron, a major machine tool manufacturer based in Cincinnati, Ohio. He began his business career with Peat, Marwick, Mitchell & Co., a major certified public accounting firm.

     Mr.  Catz  has a Master  of  Business  Administration  degree  in  Advanced
Business Economics from Xavier University, and a Bachelor of Business Administration degree in Accounting from the University of Pittsburgh. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

     William F. Rooney, Secretary and Director. Mr. Rooney is the founder and Vice-President of Sales for Transline Communications Corporation, an international provider of voice and data services to the financial services industry between the U.S. and major financial service centers in Europe, a position he has held since its founding in 1992.

     Mr. Rooney has over 25 years of experience in the telecommunications industry including senior management and operating positions. From 1986 to 1994 Mr. Rooney was Vice-President of Sales for

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Republic Telcom Systems Corporation,  a telecommunications  company specializing in multiplexer products ("Republic Telcom"). In this capacity, he assisted Republic Telcom in the start up phase and helped to raise funding through venture capital firms. Republic Telcom was successfully acquired by Netrix Corporation in 1994. He is also co-founder, Vice-President and Secretary for the East Coast Hockey League Toledo Storm, an affiliate of the Detroit Red Wings, an NHL hockey team.

     Mr. Rooney holds a B.S. degree in Industrial Management from LaSalle University (1962) and an M.B.A. from Fordham University (1975).

     Philip Samson, Director. Mr. Samson is President of Profitable Joint Solutions, a consulting and investment firm wholly owned by Mr. Samson.

     Mr. Samson's background includes several appointments within Mellon Bank. From 1981 to 1983, he worked for Mellon's Economics Department where he completed advanced financial modeling assignments. In 1983, he joined Mellon's Corporate Consulting Department where he managed a number of innovative projects including designing a corporate credit scoring system, an internal credit network, a retail bank strategy, and a profitability analysis and tactical plan for credit cards. Mr. Samson became Vice President of Mellon's Credit Card Department in 1989. In this capacity, he initiated numerous profit improvement programs, including line increases, incentive pricing, cross selling and related matters.

     Mr. Samson left Mellon Bank in 1993 to found Profitable Joint Solutions. In 1993 and 1994, Mr. Samson conceptualized, developed and implemented a 100% interest rebate credit card offered by a major financial institution. This innovative product has had a marked impact in the credit card industry.

     Philip J. Samson holds an M.B.A. from Pennsylvania State University and a Bachelor of Science degree in Engineering from the University of Maryland.

     Douglas Schofield, Director. Dr. Schofield currently conducts business through his own firm, Schofield Financial Counseling, providing financial advice to individuals and families, and administrative services to families in the handling of their financial affairs.

     Dr. Schofield has sought throughout his career to build a strong foundation in a variety of fields related to finance and planning. In addition to two years working in an analytic and planning capacity in the Federal Government (Transportation Department), Dr. Schofield has 12 years experience in the banking industry. At Mellon Bank in Pittsburgh, he managed the bank's investment strategy, managed foreign exchange trading worldwide, and planned the bank's statewide expansion through the acquisition of other banks. Thereafter, Dr. Schofield was employed by Equibank and worked with the Chairman in a special capacity raising capital for the bank. For the three years prior to forming his own firm, he worked as president in the firm of French, Schofield & Associates providing comprehensive financial advice to individuals and families.

     Dr. Schofield received a Bachelors degree from Yale University, with honors, in 1967, with a major in Chemistry and Chemical Engineering. He then attended Harvard Business School and received an M.B.A. and a Doctorate in Strategic Planning. Dr. Schofield has taught M.B.A. courses at Atlanta University and at the University of Pittsburgh. He is the past President of the Harvard Business School Association of Pittsburgh and has held several chair positions, as well as served as trustee, for LaRoche College.

                                      7

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Investment Adviser

     As the Fund's investment adviser, Enterprise will provide investment advisory services to the Fund. Enterprise will screen potential investments and present them to the Fund's Board of Directors for ultimate investment determination. Enterprise is a private, nonprofit corporation affiliated with Carnegie Mellon University and the University of Pittsburgh. It was established principally to assist entrepreneurs in developing new businesses in the Western Pennsylvania area. Since its inception in 1983, Enterprise has assisted more than 1,600 clients in developing business plans, raising capital and assisting entrepreneurs in the establishment and expansion of companies with growth potential. Enterprise has not, however, served as an investment adviser to any other business development companies. Enterprise is exempt from registration under Section 203(b)(1) of the Investment Adviser's Act of 1940 (the "Adviser's Act") and is not a registered investment adviser under the Adviser's Act. Enterprise's address is 4516 Henry Street, Pittsburgh, Pennsylvania 15213.

     In addition to presenting Portfolio Securities to the Fund's Board for investment consideration, Enterprise will conduct due diligence reviews of investment candidates and manage the day-to-day operations of the Fund including, portfolio management, preparing reports to shareholders and performing administrative services.

     The principal officers of Enterprise who will perform services on behalf of the Fund are:

     Thomas Canfield, age 51, is the President and Chief Executive Officer of Enterprise, a position he has held since its founding in 1983. Mr. Canfield is also a General Partner of the Pittsburgh Seed Fund, a $10 million private limited partnership formed in 1985 to fund Portfolio Companies whose profile is similar to Portfolio Companies of the Fund. Additionally, Mr. Canfield is an Adjunct Professor of Entrepreneurship at Carnegie Mellon University Graduate School of Industrial Administration ("GSIA"). He is past president of the Pittsburgh Venture Capital Association. Mr. Canfield also served as director of corporate and business planning for Rockwell International. Mr. Canfield received his B.S.E.E. from Purdue University and an M.B.A. from Harvard Business School.

     L. Frank Demmler, age 47, is a Vice President of Enterprise, a position he has held since 1984. He is also a general partner of the Pittsburgh Seed Fund. Mr. Demmler has over 20 years of business experience ranging from participation in embryonic entrepreneurial enterprises to an executive management position with an operating unit of McGraw Edison. Mr. Demmler is also an Adjunct Profession of Entrepreneurship and Venture Capital at Carnegie Mellon University's GSIA. Mr. Demmler received his B.S.E. Degree from Princeton University and an M.B.A. from U.C.L.A. Graduate School of Management.

     John T. Freyhof, age 41, is the Director of Venture Development at Enterprise, a position he has held since 1987. Prior thereto, Mr. Freyhof was manager of end user computing at Mellon Bank in Pittsburgh, Pennsylvania and served as a senior Consulting Officer in Mellon Bank's Corporate Consulting Department. Mr. Freyhof also served as a member of the audit staff of Coopers & Lybrand and was an account manager at NCR where he sold business computers to small manufacturing firms. Mr. Freyhof received his B.S. in accounting from Syracuse University and an M.B.A. in finance from the University of Pittsburgh's Joseph M. Katz Graduate School of Business.

Item 6. Executive Compensation

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Compensation of Officers and Directors of the Fund

     No officer receives any remuneration for serving as an officer of the Fund. Each director receives a $300 meeting attendance fee. It is anticipated that meetings will be held monthly.

Item 7. Certain Relationships and Related Transactions

Transactions with Founder

     In connection with its services in organizing the formation and development of the Fund, Enterprise purchased the Founder's Shares (250,000 shares of Common Stock) for $.01 per Share. As of the date of this Registration Statement, Enterprise is the sole shareholder of the Fund and, accordingly, would be deemed to control the Fund. If all five million Shares offered hereby are sold in the Initial Offering, the Founders Shares will represent 4.8% of the issued and outstanding shares of the Fund. No other Shares have been issued and were outstanding as of Ocotber 7, 1996. If less than five million Shares are sold in the Initial Offering, the Fund shall have the right to repurchase from Enterprise for $.01 per Share such number of Shares as will result in Enterprise's ownership percentage in the Fund immediately following the Initial Offering being 4.8%.

Investment Advisory Fee

     Enterprise will receive a fee equal to 5% of the aggregate amount of assets invested by the Fund in Portfolio Securities for providing investment advisory and administrative services to the Fund. Enterprise may also receive compensation from investment partners or members of any investment consortium that invest with the Fund in Portfolio Securities, all on such basis as such other parties and Enterprise shall agree.

     Effective upon the date the Initial Offering commences, Enterprise and the Fund will enter into an Investment Advisory and Administration Services Agreement (the "Advisory Agreement") which provides that (i) it will continue in effect for a period of two years from the date of execution only so long as its continuance is approved at least annually by the Fund's Board or by the holders of a majority of the then outstanding Shares, (ii) it may be terminated at any time by the Fund's Board or upon the vote of the holders of a majority of the then outstanding Shares, without the payment of any penalty, on not more than 60 days' notice to Enterprise, and (iii) it shall terminate automatically in the event of its purported assignment by Enterprise.

Item 8. Legal Proceedings

     There are no pending legal proceedings, material or otherwise, to which the Fund or any of the Fund's property is subject.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

     The Registrant is a recently formed Pennsylvania corporation which has conducted no active business operations. Accordingly, there is no established public trading market for the Company's common shares.

     The Fund will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the Shares are expected to be freely tradeable. However, the Fund has no intention of listing the Shares on any national or regional securities exchange or in causing the Shares to be qualified for listing on the Nasdaq National Market or Small Cap systems.

Dividends

     The objective of the Fund is to seek to achieve long-term appreciation in the value of the Shares through appreciation in the value of its Portfolio Securities, including through the reinvestment of interest, dividends and distributions from Portfolio Companies and the proceeds from the sale of its Portfolio Securities. The Fund intends to reinvest rather than distribute to investors receipts from its portfolio. If the Board elects to declare and pay dividends, it may pay dividend in cash, Shares or in-kind distributions of Portfolio Securities. It is the policy of the Fund not to make in-kind distributions unless it determines that it may legally transfer the Portfolio Securities in question (many of which are expected to be subject to restrictions on transfer). The Board further intends to consider the likely tax consequences of a distribution on the Fund and the shareholders.

Item 10. Recent Sales of Unregistered Securities

     On August 1, 1996, the Fund sold, for cash in the amount of $0.01 per share, 250,000 shares to Enterprise, for aggregate proceeds to the Fund of $2,500. The sale to Enterprise was made pursuant to the private placement exemption available under section 4(2) of the Securities Act of 1933, as amended.

Item 11. Description of Registrant's Securities to Be Registered

     The Certificate of Incorporation of the Fund authorizes the issuance of 10 million shares of the Fund's $.01 par value common stock (the "Common Stock"). As of the date of this Registration Statement, there were 250,000 shares of Common Stock issued and outstanding. All of such stock is owned by Enterprise. See "Principal Shareholder."

     Every share of Common Stock is entitled to one vote on any matter to be voted upon by the holders of Common Stock. There are no cumulative rights with respect to the election of directors. Upon liquidation, each share of Common Stock is entitled to share equally in any assets remaining after payment of liabilities. The Common Stock is not subject to any redemption provisions or preemptive rights, except that the Fund has the right to repurchase certain shares of Enterprise to maintain its ownership interest in the Fund at 4.8% upon completion of the Initial Offering. See "Principal Shareholder." All shares of Common Stock will, when issued, be fully paid and nonassessable. The Fund may not issue any shares of Stock having a priority as to dividends or distributions upon liquidation except upon amendment of the Fund's Articles of Incorporation, which shall require the approval of the holders of a majority of the Shares. Although the Board of Directors has no present intention of declaring any dividends, the holders of the Common Stock are entitled to dividends and other distributions if, as and when declared out of funds legally available therefor.

     The objective of the Fund is to seek to achieve long-term appreciation in the value of the Shares through appreciation in the value of its Portfolio Securities, including through the reinvestment of interest, dividends and distributions from Portfolio Companies and the proceeds from the sale of its Portfolio Securities. The Fund intends to reinvest rather than distribute to investors receipts from its portfolio. If the Board elects to declare and pay dividends, it may pay dividend in cash, Shares or in-kind distributions of Portfolio Securities. It is the policy of the Fund not to make in-kind distributions unless it determines that it may legally transfer the Portfolio Securities in question (many of which are expected to be subject to restrictions on transfer). The Board further intends to consider the likely tax consequences of a distribution on the Fund and the shareholders.

Item 12. Indemnification of Directors and Officers

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "BCL") provide that a business corporation may indemnify directors, officers and other representatives of the corporation against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors, officers and other representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director, officer or other representative incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.

     Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other representatives of the Registrant for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Article VI, Sections 1 and 3 of the Registrant's Bylaws provides for mandatory indemnification of Directors and officers and permissive indemnification of employees and representatives, and advancement of expenses to, directors, officers and other representatives of the Registrant to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL and also in circumstances not otherwise expressly permitted by such sections.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data

------------------------------------------------------------------------------
Western Pennsylvania Adventure Capital Fund
Index to Audited Financial Statement
August 9, 1996
------------------------------------------------------------------------------

                         INDEX TO FINANCIAL STATEMENTS


                                                                        Page

Independent Auditor's Report............................................  13

Financial Statements

Balance Sheet...........................................................  14

Note to Financial Statement.............................................  15

------------------------------------------------------------------------------
                         INDEPENDENT AUDITOR'S REPORT
------------------------------------------------------------------------------




To the Directors
Western Pennsylvania Adventure Capital Fund


We have audited the accompanying balance sheet of Western Pennsylvania Adventure Capital Fund (a Business Development Company, incorporated in Pennsylvania) as of August 9, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Western Pennsylvania Adventure Capital Fund as of August 9, 1996, in conformity with generally accepted accounting principles.




Pittsburgh, Pennsylvania
August 12, 1996

------------------------------------------------------------------------------
Western Pennsylvania Adventure Capital Fund
Balance Sheet
August 9, 1996
------------------------------------------------------------------------------




                                    ASSETS

Cash                                                              $   2,500
                                                                  ---------

Total assets                                                      $   2,500
                                                                  =========


                     LIABILITIES AND STOCKHOLDER'S EQUITY


Total liabilities                                                 $  --

Stockholder's equity:

     Common stock, $.01 par value per share,
     10,000,000 shares authorized, 250,000
     shares issued and outstanding (Note 1).                          2,500
                                                                  ---------

     Total equity                                                     2,500
                                                                  ---------

     Total liabilities and stockholder's equity                   $   2,500
                                                                  =========





See Independent Auditor's Report and Note to Audited Financial Statements.

------------------------------------------------------------------------------
Western Pennsylvania Adventure Capital Fund
Note to Financial Statement
August 9, 1996
------------------------------------------------------------------------------


Note 1 - Summary of Significant Accounting Policies:

This summary of significant accounting policies of Western Pennsylvania Adventure Capital Fund ("the Fund") is presented to assist in understanding the Fund's financial statement. These accounting policies conform with generally accepted accounting principles and have been consistently applied in the preparation of the financial statement.

Nature of Operations

The Fund is a newly-formed Pennsylvania corporation which has conducted no active business operations. The Fund has been formed to become a Business Development Company ("BDC") and to be subject to the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund intends to invest primarily in the equity and/or debt securities of development stage companies located in Western Pennsylvania. The Fund will seek to make its investments in conjunction with a consortium of investment partners such as individual investors, private nonprofit or for-profit companies or foundations, and federal, state or local public, quasi-public or publicly-supported economic development organizations, agencies or authorities which provide investment capital or low interest or other financing for economic development.

The Fund's Board of Directors, which will be elected by the shareholders annually, will have responsibility for management of the Fund, including authority to select portfolio securities for investment by the Fund. The Board will be advised by the officers of the Fund and by The Enterprise Corporation of Pittsburgh ("Enterprise"), the Fund's investment adviser. Enterprise will screen potential Portfolio Companies and present them to the Fund's Board for investment consideration, conduct due diligence reviews of investment candidates and manage the day-to-day operations of the Fund including, portfolio management, preparing reports to shareholders and performing administrative services. The recommendations of Enterprise as to investments are advisory only and will not be binding on the Fund or its Board of Directors. Enterprise is a private, nonprofit consulting firm founded in 1983 for the purpose of assisting entrepreneurs in developing new businesses in Western Pennsylvania.

Enterprise will receive a fee equal to 5% of the aggregate amount of assets invested by the Fund in portfolio securities for providing investment advisory and administrative services to the Fund. Enterprise may also receive compensation from investment partners or members of any investment consortium that invest with the Fund in portfolio securities, all on such basis as such other parties and Enterprise shall agree.

------------------------------------------------------------------------------
Western Pennsylvania Adventure Capital Fund
Note to Financial Statement
August 9, 1996
------------------------------------------------------------------------------



Stockholder's Equity

The Fund is offering a total of 5,000,000 shares of its common stock, par value $.01, at an offering price of $1.00 per share ("the Offering"). In connection with its services in organizing the formation and development of the Fund, Enterprise purchased 250,000 shares of Common Stock for $.01 per Share. If all five million Shares offered hereby are sold in the Offering, the Shares held by Enterprise will represent 4.8% of the issued and outstanding shares of the Fund. If less than five million Shares are sold in the Offering, the Fund shall have the right to repurchase from Enterprise for $.01 per Share such number of Shares as will result in Enterprises's ownership percentage in the Fund immediately following the Offering being 4.8%. The Shares purchased by Enterprise represent founder's shares.

Offering Costs

Legal, accounting and other costs incurred or to be incurred in connection with the public offering can not be reasonably determined as of the balance sheet date. All costs incurred or to be incurred in connection with the Offering of its common stock will be deferred. Such costs will be charged to equity or paid in capital upon the successful completion of the offering.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     The Registrant has not changed accountants or had any disagreements with its accountant.

Item 15.  Financial Statements and Exhibits

(a)  Financial Statements

     See Index to Financial Statements in Item 13 hereof.

(b)  Exhibits

3.1    Articles of Incorporation of the Fund, as filed May 23, 1996
3.2    Bylaws of the Fund, dated August 1, 1996

                                  Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


WESTERN PENNSYLVANIA
ADVENTURE CAPITAL FUND


By /s/ G. Richard Patton
   -------------------------------
   Name: G. Richard Patton
   Title: President

Date: October 8, 1996

                                  EXHIBIT INDEX

Exhibit Number           Description
--------------           -----------

3.1                      Articles of Incorporation of the Fund, as filed
                            May 23, 1996

3.2                      Bylaws of the Fund, dated August 1, 1996